Exhibit 99.1

RiceBran Technologies Enters into Supply Agreement with Golden Ridge Rice Mills

Company Secures Option to Purchase Golden Ridge’s Milling Assets

Second Quarter Results Impacted by Bran Supply Issues

THE WOODLANDS, TX – July 9, 2018 –  RiceBran Technologies (RIBT) (RIBTW) (RBT), a global leader in the production and marketing of value added products derived from rice bran, today announced that it has entered into a stabilized rice bran (“SRB”) supply agreement (the “Supply Agreement”) with Golden Ridge Rice Mills (“Golden Ridge”), a state-of-the-art milling operation located in Wynne, Arkansas.  As part of the agreement, RBT has also secured an option to acquire the assets of Golden Ridge Rice Mills.

Supply Agreement with Golden Ridge

The new three year Supply Agreement calls for Golden Ridge to supply RiceBran Technologies with (and RiceBran Technologies to purchase) at least 9.6 million pounds of SRB annually, which would represent a 32% increase in the Company’s SRB supply when compared to the total 2017 SRB production volume.  In order to fulfill that obligation, Golden Ridge is building a new SRB production facility that is expected to begin production no later than August 1, 2018.

Brent Rystrom, RBT Chief Operating Officer and Chief Financial Officer, noted: “Our supply agreement with Golden Ridge achieves two important goals for us.  First, it provides us entry into the Arkansas rice market, where more U.S. rice is produced and processed than any other rice-producing state.  Second, it provides us a source of SRB that is closer to many of our customers in the Midwest and Eastern U.S.”

RBT has agreed to lend $400,000 to Golden Ridge and an additional $165,000 for the purchase of equipment from RBT to complete the upgrades to Golden Ridge’s SRB storage and production capabilities. These loans will be repaid by Golden Ridge through discounting the price of delivered SRB, with any unpaid amounts payable in cash in 18 months.

Option to Purchase Golden Ridge Milling Operations

As part of the Supply Agreement, RiceBran Technologies has secured a six-month option to purchase Golden Ridge’s milling assets.  Upon exercising that option, RBT will have 120-days from the exercise date to complete the purchase of the milling business assets.  It is anticipated by the Company that the Golden Ridge milling assets purchase would include a combination of the assumption of certain liabilities and the issuance of RBT common stock.

“We are excited to have the option to purchase Golden Ridge’s rice milling operation, a growing and profitable participant in the Arkansas rice farming and processing region,” said Brent Rystrom.  “Golden Ridge would give us a permanent physical presence to locate additional product and production capabilities as we strive to be a highly profitable and valuable company focused on stabilizing rice bran.  The successful completion of this transaction would also make Wayne Wilkison, the primary owner and operator of the mill and a major farming entrepreneur in the region, an important part of the RBT team and a significant shareholder.”

Rystrom continued, “We believe owning and operating mills will become an important part of our operating model going forward in addition to maintaining and building our partnerships with non-owned mills.  Golden Ridge’s location in the center of the Arkansas’ rice growing and processing region is optimal, and its 32-acre property provides a secure and sizable facility to place important capital expenditure investments and expand production of rice and rice co-products.  Additionally, it will allow RBT to control an important portion of its raw bran supply.”

“Golden Ridge Rice Mills is pleased to have entered into this supply agreement and is excited about the opportunity to potentially join our company with RiceBran Technologies,” said Wayne Wilkison, the primary owner of Golden Ridge Rice Mills along with Glen Eaton.  “Combining our new rice mill located in the center of the rice growing region of Arkansas with RBT’s strong balance sheet and plans for expansion should be a great fit.  Together, we can provide area rice farmers a strong partner to work with while taking advantage of numerous business synergies to grow revenues and improve profitability.”

Dennis Dykes, Chief Accounting Officer of RBT, noted “Golden Ridge Rice Mills has been generating meaningful EBITDA in 2018, and planned efficiency and process enhancements should further increase profitability over the next six to nine months.  We believe the addition of the stabilized rice bran production facility to support the Supply Agreement will serve to further enhance that EBITDA, making this a highly attractive acquisition candidate for RBT.”

Bran supply issues hurt second quarter results, likely to also impact early part of third quarter

RBT’s 2018 second quarter results were negatively impacted by the bran supply disruption at our Louisiana facility that we previously disclosed.  This will likely cause RBT’s sales to fall 4-6% in the second quarter as we were unable to fill all orders from our existing customers and new customer activity for SRB was limited.  RBT’s losses in the 2Q will worsen from 1Q levels as gross profit margins were negatively impacted by high transportation and logistics costs related to supplying Midwest customers from California SRB supplies and by poor absorption in some of our production facilities due to several projects related to attaining certification.  The SRB supply issues will persist through at least part of July until production of SRB begins at Golden Ridge and production resumes in Louisiana, and RBT expects to complete most of the certification-related projects by October.

“We remain confident that our sales growth will accelerate as we improve our SRB production and supply by August,” said Brent Rystrom.  “Our sales funnel looks attractive on a go forward basis, and we look forward to updating progress on our growth initiatives on our second quarter conference call.”

RBT’s financial position remained strong in the 2018 second quarter, helped by warrant exercises.  There were 4.092 million RBT warrants with a $0.96 strike price exercised during the 2018 second quarter, generating cash proceeds of $3.928 million to the Company.  As a result of the warrant exercises, RBT ended the second quarter with approximately $7 million of unrestricted cash and cash equivalents, strong liquidity and shareholders’ equity, and approximately 24 million shares outstanding.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition, and specialty ingredient products markets. We utilize our proprietary and patented intellectual property to convert rice bran, one of the world’s most underutilized food sources, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the supply agreement with Golden Ridge Rice Mills, potential increases in stabilized rice bran supply, the potential exercise of the option and purchase of Golden Ridge’s milling operations and any resulting benefits to RBT, including any benefits due to any existing or improved EBITDA in connection with the Supply Agreement or upon an exercise of the purchase option. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Richard Galterio
(732) 410-9810
rich@ascendantpartnersllc.com